EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-21489) pertaining to the 1995 Stock Plan for Non-Employee Directors,

(2)	Registration Statement (Form S-8 No. 333-21491) pertaining to the 1995 Long-Term Stock Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-111618) pertaining to the 1999 Long-Term Stock Incentive Plan,

(4)	Registration Statement (Form S-8 No. 333-176264) pertaining to the 2010 Long-Term Incentive Plan;

of our reports dated March 11, 2014, with respect to the consolidated financial statements and schedule of Systemax Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Systemax Inc. and subsidiaries included in this Annual Report (Form 10-K) of Systemax Inc. and subsidiaries for the year ended December 31, 2013.

/s/ Ernst & Young LLP
New York, New York
March 11, 2014